TAKING A COMPANY PUBLIC, INC.
A Florida Corporation


THIS AGREEMENT made this 31st day of March, 2004, between TAKING A COMPANY PUBLIC Inc., a Corporation duly organized under the laws of the State of Florida herein referred to as either TACP and Pricester.com, Inc., a Corporation duly organized under the laws of the State of Florida, hereinafter referred to as Pricester Florida:

     TACP and Pricester Florida, hereby agrees as follows:

Services by TACP:
This Agreement shall include the following services to be rendered by TACP to assist Pricester Florida through all steps necessary to become a publicly traded company including, but not limited to, assisting in completion of the acquisition of Pricester Nevada recommendation of potential legal and accounting professionals
    providing transfer agent with necessary documentation preparation of the registration statement preparation of the Form 15c2-11 locating a market maker to file a 15c2011 statement responding to all SEC and NASD comments preparation of necessary information required by
Moody's OTC Industrial Manual.

Compensation:
TACP shall receive an aggregate of $80,000, -$10,000 due on signing of the engagement letter
   -$20,000 due before submission of the registration statement
   -$50,000 due in payments on or before the SEC effective date

Termination:
This agreement shall terminate when newly merged Pricester Nevada is fully trading on the NASD Bulletin Board.

Miscellaneous:
If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way. The failure of either Party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such Party thereafter from enforcing such provision or any other provision of this Agreement. The rights granted both Parties herein are cumulative and the election of one shall not constitute a waiver of such Party's right to assert all legal remedies available under the circumstances.

This Agreement be governed by and construed in accordance with the laws of the State of Florida, USA.



This Agreement constititutes the entire understanding between TACP and Pricester FLorida with respect to the matters covered by this agreement. No modification or amendment shall be valid unless in writing and signed by both parties.

In the event it is necessary to institute litigation to interpret and enforce the provisions of this Agreement, the venue of said matter shall take place within the State of Florida, further, the prevailing Party shall be entitled to its cost of suit, including reasonable attorney's fees, in such amount as the court shall adjudge reasonable.

     IN WITNESS WHEREOF, the Parties have executed this Agreement effective this 31st day of March 2004.


TAKING A COMPANY PUBLIC, INC

/s/Dennis C. Jordan
--------------------------------
Dennis C. Jordan, President


Pricester.com, Inc.

/s/Joe Puentes
--------------------------------
Joe Puentes, President